Exhibit 10.43

AMENDMENT AND ACKNOWLEDGEMENT

WHEREAS, Jeffrey P. Freimark (the “Executive”) has entered into an employment agreement with Intelsat Holdings, Ltd. (“Parent”) and Intelsat, Ltd. (the “Company”), dated as of March 16, 2006 (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree to amend the Employment Agreement, effective as of July 3, 2006 (the “Amendment Effective Date”), as follows (the “Amendment”):

1. Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

2. Options. Section 2.1(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following text:

“Equity Compensation. Effective as of April 1, 2006, the Executive is granted options on 77,537 Parent Common Shares (each such option on each such Parent Common Share, an “Initial Option,” and, collectively, the “Initial Options”) having the terms and conditions provided below and such other terms and conditions not inconsistent therewith as may be provided for in Parent’s 2005 Share Incentive Plan, including a strike price equal to the Per-Share Value. As of the Amendment Effective Date the Executive is granted options on 7121 Parent Common Shares (each such option on each such Parent Common Share, an “Additional Option,” collectively, the “Additional Options” and, together with the Initial Options, the “Options”) having the terms and conditions provided below and such other terms and conditions not inconsistent therewith as may be provided for in Parent’s 2005 Share Incentive Plan, including a strike price equal to the fair market value of a Parent Common Share as of the Amendment Effective Date (as determined by an independent third party valuation firm, chosen by Parent in its discretion, on a date as near as practicable to the Amendment Effective Date). The Options shall provide that any Parent Common Shares received upon exercise of Options shall be subject to the terms of the Shareholders Agreement.”

Section 2.1(d)(A) of the Employment Agreement is hereby deleted in its entirety and replaced with the following text:

“Vesting of Options. The Initial Options shall vest over sixty (60) months in equal monthly installments commencing on the last day of the first full calendar month following the Effective Date, subject to the Executive’s continued employment on the date of vesting and to Section 4 below. As of the Amendment Effective Date, a percentage of the Additional Options shall be vested that is equal to the percentage of Initial Options that is vested as of the Amendment Effective Date. The Additional Options shall thereafter continue to vest in the same manner and on the same schedule as the Initial Options (i.e., as if the original vesting schedule of the Additional Options were over sixty (60) months in equal monthly installments commencing on the last day of the first full calendar month following the Effective Date), subject to the Executive’s continued employment on the date of vesting and to Section 4 below. Subject to the Executive’s continued employment, notwithstanding the foregoing, if “private equity investors” own less than 40% of the aggregate equity interests, measured by vote and value, of Parent (“Private Equity Dilution”), then the Options will become fully vested on the date that is twelve months after the transaction which causes the Private Equity Dilution. For purposes of this Section 2.1(d)(A), “private equity investors” shall mean the Investors (as defined below) and any other similar entities or divisions of entities which are similar type private equity investors including, without limitation, entities which provide venture capital or long-term share capital in exchange for an ownership interest in another entity.

Sections 2.1(d)(B) and 2.1(d)(C) of the Employment Agreement are hereby deleted in their entirety and replaced with the following text: “Intentionally omitted.”

Sections 4.2 and 4.3 of the Employment Agreement are hereby amended to delete each sentence in which the term “Performance-Vesting Options” is used.

Section 4.4(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following text: “Intentionally omitted.”

The term “Time-Vesting Options” is hereby deleted in each instance in which it appears in the Employment Agreement and is in each instance replaced by the term “Options.”

3. Mitigation. A new Section 4.10 is hereby inserted in the Employment Agreement and shall read as follows:

“4.10 No Mitigation. In the event of any termination of the Executive’s employment under this Section 4, the Executive shall be under no obligation to seek other employment, and no amounts payable under this Agreement shall be reduced by mitigation whether or not the Executive obtains other employment.”

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the District of Columbia without regard to its conflict of laws principles.

6. Successor. This Amendment shall bind and inure to the benefit of the Company, its successors and assigns, and the Executive and his or her personal representatives and assigns.

7. Miscellaneous.

(a) This Amendment shall not be construed so as to grant the Executive any right to remain in the employ of Parent, the Company or any Subsidiary.

This Amendment may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Executive has hereunto set his hand, all as of the day and year first set forth above.

INTELSAT HOLDINGS, LTD.

/s/ Phillip L. Spector
Name:	Phillip L. Spector
Title:	Executive Vice President & General Counsel

INTELSAT, LTD.

/s/ Phillip L. Spector
Name:	Phillip L. Spector
Title:	Executive Vice President & General Counsel

ACCEPTED:

The undersigned hereby acknowledges having read this Agreement and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be bound by all provisions set forth herein.

/s/ Jeffrey P. Freimark
Jeffrey P. Freimark